Exhibit 99.1
MUTUAL SEPARATION AGREEMENT
     THIS MUTUAL SEPARATION AGREEMENT (this “Agreement”), is entered into by and among John V. Madison (hereinafter, the “Employee”) and Entertainment Distribution Company, LLC, a Delaware limited liability company (the “Company”) effective December 1, 2007 (the “Effective Date”).
     WHEREAS, the Company and Employee are parties to that certain letter agreement dated December 15, 2005 (the “Employment Agreement”) pursuant to which the Employee is currently employed as Executive Vice President, Business Development, Sales and Marketing of the Company;
     WHEREAS, the Company and the Employee have mutually agreed that it is in their respective best interests to bring the employment of the Employee to an end in accordance with the term and conditions of this Agreement; and
     WHEREAS, the Company and the Employee wish to set forth their mutual understanding concerning the Employee’s separation from the Company, including with respect to the continuation of compensation, benefits and the other matters set forth herein;
     NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Separation Date. The Employee’s last day of employment with the Company is January 11, 2007 (the “Separation Date”).
     2. Consideration. In consideration of the Employee’s agreement to terminate his employment with the Company, the Employee shall receive the payments and benefits described in this Section 2. The Employee acknowledges and agrees that he is not entitled to, and will not receive, any wage, commission, bonus, vacation, sick, personal, severance, expense, or other reimbursement or other payments or benefits from the Company, other than those provided in this Section 2.
     a. Continuation of Compensation. The Employee shall receive his current salary, benefits and all other elements of his current compensation (the “Compensation Continuation”) from the Effective Date hereof through the Separation Date, provided the Employee remains employed by the Company through the Separation Date (the “Continuation Period”). Following the Separation Date, the Company will pay to Employee a lump sum amount of $125,000 on or before January 25, 2008. Except as otherwise contemplated herein, following completion of such payments, the Employee shall not be entitled to receive any further compensation, benefits or other payments from the Company.
     c. Health Insurance Program. Notwithstanding anything to the contrary contained in any of the Company’s health and welfare plans or other health insurance programs (the “Health Insurance Program”), following the Separation Date, the Company shall pay the cost of Employee’s continued participation in the Health Insurance Program, and the continued participation of his dependent family members currently participating in such program, in each case, pursuant to elections made prior to the Effective Date, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), through November 1, 2008.
     d. Benefit Programs. Employee shall remain entitled to receive all accrued and vested benefits owed to Employee under each of the Company’s 401(k) plan and deferred compensation plan through the Separation Date, which benefits shall remain payable in accordance with the terms of the governing plan under which such benefits are provided.
     3. Withholding Taxes. The Company reserves the right to withhold applicable taxes from any amounts paid pursuant to this Agreement to the extent required by law. The Employee shall be responsible for any and all tax liability imposed on amounts paid hereunder.
     4. Release.
     a. Release by Employee. The Employee releases (i.e., gives up) all known and unknown claims that the Employee presently has against the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures, or other affiliates, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this section, and their successors (collectively, the “Released Parties”), except claims that the law does not permit the Employee to waive by signing this Agreement. For example, the Employee is releasing all common law contract, tort, or other claims the Employee might have, as well as all claims the Employee might have under the Employment Agreement, except for those sections that expressly survive as set forth in Sections 7 and 8 hereof, the Age Discrimination in Employment Act (ADEA), the WARN Act, Title VII of the Civil Rights Act of 1964, Sections 1981 and 1983 of the Civil Rights Act of 1866, the Americans With Disabilities Act (ADA), the Employee Retirement Income Security Act of 1974 (ERISA), and similar state or local laws, the New York State Human Rights Law, the New York City Human Rights Law, the New York State Labor Law or any other federal, state or local constitution, law, statute, ordinance, or regulation regarding or related to employment, wages, commissions, bonuses, compensation, employee benefits, termination of employment, or discrimination in employment. The Employee acknowledges that ten percent (10%) of the total payments being paid to Employee hereunder is paid for waiving any claims he may have under the Age Discrimination in Employment Act (“ADEA”). The Employee’s waiver of any ADEA claims is an entirely separate agreement from the balance of this release.

     b. Release by Company. In consideration for the execution of this Agreement and the promises, releases and obligations contained herein, the Company and its parent, Entertainment Distribution Company, Inc. (“Parent”) are releasing all known and unknown claims that the Company, Parent or their affiliates presently have against Employee, except claims that the law does not permit them to waive by signing this Agreement. The Company and Parent understand that the claims they are releasing might arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines).
     5. Representations and Promises: The Employee acknowledges and agrees that:
     a. This Agreement is the entire agreement relating to my service with the Company and any claims or future rights that I might have with respect to the Company and the Released Parties. This Agreement may only be amended by a written agreement that is signed by all of the parties hereto. This Agreement is a legally admissible, enforceable agreement governed by Federal law and the laws of the State of New York.
     b. When I decided to sign this Agreement, I was not relying on any representations that were not in this Agreement.
     c. I understand that the Company in the future may improve employee benefits or pay. I understand that my old job may be refilled.
     d. I have not suffered any job-related wrongs or injuries, such as any type of discrimination, for which I might still be entitled to compensation or relief in the future. I have properly reported all hours that I have worked and I have been paid all wages, overtime, commissions, compensation, benefits, and other amounts that the Company or any Released Party should have paid me in the past.
     e. This Agreement is not an admission of wrongdoing by the Company or any other Released Party.
     f. I am intentionally releasing claims that I do not know that I might have and that, with hindsight, I might regret having released. I have not assigned or given away any of the claims I am releasing.
     g. If the Company or I successfully assert that any provision in this Agreement is void, the rest of the Agreement shall remain valid and enforceable unless the other party to this Agreement elects to cancel it. If this Agreement is cancelled, I will repay the consideration and other benefits I received for signing it.
     h. If I initially did not think any representation I am making in this Agreement was true or if I initially was uncomfortable making it, I resolved all my doubts and concerns before signing this Agreement. I have carefully read this Agreement, I fully understand what it means, I am entering into it knowingly and voluntarily, and all my representations in it are true. The consideration period described in the box above my signature started when I first was given this Agreement, and I waive any right to have it restarted or extended by any subsequent changes to this Agreement. The Company would not have given me the consideration or other benefits I am getting in exchange for this Agreement but for my representations and promises I am making by signing it.
     i. I further agree and acknowledge: (1) that my waiver of rights under this Agreement is knowing and voluntary; (2) that I have read and understand the terms of this Agreement and have voluntarily accepted these terms for the purposes of making a full and final compromise, settlement and adjustment of any and all claims, disputed or otherwise, on account of my personal services relationship (or termination of the relationship) with the Company and for the express purpose of precluding forever any further claims arising out of such relationship or its termination as set forth above; (3) that the Company has advised me of my right to consult with an attorney (at my own expense) prior to executing this Agreement; (4) that the Company has given me a period of at least twenty-one (21) calendar days within which to consider and accept the terms of this Agreement; (5) that this Agreement waives all claims that may have arisen up to the date of this Agreement; (6) that I do not waive any claims that might arise after execution of this Agreement; (7) that I have been given at least seven (7) calendar days after execution to revoke this Agreement, and that, if I choose not to so revoke, the Agreement shall then become effective and enforceable and the payments and other benefits listed above shall then be provided pursuant to the terms of Section 2 of this Agreement; and (8) the revocation must be received within the seven (7) day period by Clarke Bailey at 825 8th Avenue, 23rd Floor, New York, NY 10019. December 1, 2007 is the deadline for you to return a signed copy of this settlement agreement to Clarke Bailey at the address listed in this paragraph. If you fail to do so, you will not receive the payments or benefits described in this Agreement.
     6. Return of Company Property. The Employee will promptly return to the Company all files, documents, records, and copies of the foregoing (whether in hard or electronic form), Company-provided computer and telephone equipment, credit cards, keys, building passes, security passes, access or identification cards, and any other real, intellectual and/or other property belonging to the Company or materials containing the Company’s confidential information in the Employee’s possession or control.
     7. Confidential Information. The Employee acknowledges that, in connection with his employment, Employee had acquired or had access to non public information that the Company treats as proprietary or confidential, including, without limitation, information relating to the Company’s and its affiliates’ businesses, operations, assets, investments and strategic plans. Employee agrees to maintain the confidentiality of such information and not disclose or make such information available to any third party, without the prior written consent of the Company. All such confidential information shall continue to be subject to the restrictions and exceptions set forth in Section 4 of the Employment Agreement, which section shall continue in full force and effect in accordance with the terms thereof following execution of this Agreement.
     8. Continuation of Certain Terms in Employment Agreement. The parties acknowledge that the confidential information, non-competition and non-solicitation and ownership of intellectual property provisions set forth in Sections 4, 5 and 6 of the Employment Agreement shall continue in full force and effect in accordance with the terms thereof.
     9. Cooperation. After the Separation Date, the Employee agrees that he will cooperate with the Company with respect to matters that involved him during the course of his employment, if such cooperation is necessary or appropriate, and shall be provided with reasonable compensation which is mutually acceptable to the Company and the Employee in connection therewith.
     10. Acknowledgement. The Employee acknowledges that he has read this Agreement, fully understands its content and effect, and without duress or coercion, knowingly and voluntarily assents to its terms.
     11. Miscellaneous. This Agreement shall be subject to and governed by the laws of the State of New York. This Agreement constitutes the entire agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No amendment to this Agreement shall be binding upon either party unless in writing and signed by or on behalf of such party. This Agreement may be executed in counterparts, each of which shall be binding on the parties and have the full legal effect of the original.

YOU MAY NOT MAKE ANY CHANGES TO THE TERMS OF THIS AGREEMENT. BEFORE SIGNING THIS AGREEMENT, READ IT CAREFULLY AND, IF YOU CHOOSE, DISCUSS IT WITH YOUR ATTORNEY AT YOUR OWN EXPENSE. TAKE AS MUCH TIME AS YOU NEED TO CONSIDER THIS AGREEMENT BEFORE DECIDING WHETHER TO SIGN IT, UP TO 21 DAYS. BY SIGNING IT YOU WILL BE WAIVING YOUR KNOWN AND UNKNOWN CLAIMS.
THE EMPLOYEE MAY REVOKE THIS AGREEMENT IF HE REGRETS HAVING SIGNED IT. TO DO SO, THE EMPLOYEE MUST DELIVER A WRITTEN NOTICE OF REVOCATION TO THE COMPANY AT 825 8TH AVENUE, 23RD FLOOR, NEW YORK, NY 10019, ATTN: CLARKE BAILEY BEFORE SEVEN 24-HOUR PERIODS EXPIRE FROM THE TIME YOU SIGNED IT. IF THE EMPLOYEE REVOKES THIS AGREEMENT, IT WILL NOT GO INTO EFFECT AND THE EMPLOYEE WILL NOT RECEIVE THE CONSIDERATION OR OTHER BENEFITS DESCRIBED IN IT.
DECEMBER 1, 2007 IS THE DEADLINE FOR THE EMPLOYEE TO DELIVER A SIGNED COPY OF THIS SETTLEMENT AGREEMENT TO THE COMPANY AT 825 8TH AVENUE, 23RD FLOOR, NEW YORK, NY 10019, ATTN: CLARKE BAILEY. IF THE EMPLOYEE FAILS TO DO SO, HE WILL NOT RECEIVE THE CONSIDERATION OR OTHER BENEFITS DESCRIBED IN IT.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement on the respective dates specified below.

/s/ John V. Madison John V. Madison

Date: 11/30/07

ENTERTAINMENT DISTRIBUTION COMPANY, LLC

By:	/s/ Jordan M. Copland
Name: Jordan M. Copland
Title: Chief Executive Officer

Date: 11/30/07

For purposes solely of Section 4b.

ENTERTAINMENT DISTRIBUTION COMPANY, INC.

By:	/s/ Jordan M. Copland

Name: Jordan M. Copland
Title: Interim Chief Financial Officer

Date: 11/30/07